EXHIBIT 10.1
EXECUTION COPY
SOLECTRON CORPORATION
MARC ONETTO CONSULTING AGREEMENT AND GENERAL RELEASE
     This Consulting Agreement and General Release (this “Agreement”) is made by and between Marc Onetto (“Consultant”) and Solectron Corporation, a Delaware corporation (the “Company”). Consultant and the Company are collectively referred to herein as the “Parties.”
RECITALS
     WHEREAS, Consultant is employed by the Company in the capacity of Executive Vice President of Worldwide Operations;
     WHEREAS, Consultant and the Company entered into an employment agreement dated June 18, 2003 (the “Employment Agreement”);
     WHEREAS, Consultant’s employment relationship with the Company will terminate without Cause (as defined in the Employment Agreement) on June 23, 2006 (the “Transition Date”);
     WHEREAS, Consultant’s relationship with the Company will transform into that of a consultant beginning on the Transition Date;
     WHEREAS, Consultant and the Company wish to provide for Consultant’s orderly transition from the position of Executive Vice President of Worldwide Operations, and mutually desire that Consultant continue to provide his services to the Company for an agreed-upon period as set forth herein; and
     WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Consultant may have against the Company, including, but not limited to, any and all claims arising or in any way related to Consultant’s employment with, or separation from, the Company;
     NOW THEREFORE, in consideration of the promises made herein after and conditioned upon Consultant’s compliance with all conditions and covenants contained in this Agreement, the Parties hereby agree as follows:
COVENANTS
     1. Scope of Consulting Services.
          (a) Duties. In accordance with the terms of the Employment Agreement, the Parties agree that for the six (6)-month period following the Transition Date (the “Consulting Term”), Consultant will serve as a consultant to the Company. In this capacity, Consultant will render such business and professional services in the

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performance of his duties as shall reasonably be assigned to him by the Chief Executive Officer of the Company (the “CEO”), not to exceed five (5) calendar days per month.
          (b) Independent Contractor Relationship. As of the Transition Date, it is the express intention of the Parties that Consultant will be an independent contractor of the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish the services in this Agreement, and shall incur all expenses associated with performance, except as expressly set forth herein. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.
          (c) Obligations. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement. During the Consulting Term and thereafter, Consultant may engage in other employment or consulting activities for any other entity or person, provided such activities do not violate any provisions of this Agreement, the Employment Agreement or the Exempt Proprietary Information Agreement between Consultant and the Company (the “Proprietary Information Agreement”), including, without limitation, Sections 6 and 7 hereof.
     2. Compensation for Consulting Services.
          (a) Consulting Fees. During the Consulting Term, the Company will pay Consultant aggregate consulting fees equal to one-half (1/2) of the sum of Consultant’s annual Base Salary and Target Bonus (each as defined in the Employment Agreement), each at the level in effect on the Transition Date. Consultant’s fees shall be paid ratably during the Consulting Term in accordance with the Company’s regular payroll schedule, subject to a delay in payment as described in Section 4 hereof.
          (b) Equity. Consultant’s outstanding stock options and other equity awards will continue to vest during the Consulting Term in accordance with the applicable vesting schedule(s). Consultant’s right to exercise any vested shares following his termination of service hereunder will be governed by the terms of the applicable stock option and other agreements and the applicable plans under which such awards were granted.
          (c) Benefits. Pursuant to Section 8(a) of the Employment Agreement, Consultant will receive Company-paid coverage for Consultant and Consultant’s eligible dependents under the Company’s Benefit Plans (as defined in the Employment Agreement) during the Consulting Term. Consultant will not be entitled to any other benefits which the Company may make available to its employees, including, but not

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limited to, disability, life insurance or retirement benefits, except that (i) the Company shall transfer title to the computer and cell phone used by Consultant as of the Transition Date to the Consultant, provided Consultant makes arrangements to the satisfaction of the Company for the satisfaction of applicable tax withholding related to such transfer, (ii) the Company will reimburse Consultant’s costs of his use of such cell phone during the Consulting Term as it relates to the provision of services to the Company and only after Consultant has submitted documentation to the Company substantiating any such costs to the reasonable satisfaction of the Company, and (iii) in lieu of all financial counseling Benefits Consultant would be entitled to receive under the terms of the Employment Agreement, Consultant shall be paid $6,000, less applicable tax withholding, on the Effective Date.
     3. Consideration. In consideration for the release of claims and other covenants contained herein and conditioned upon Consultant’s compliance with all conditions and covenants contained in this Agreement, including, without limitation, the provisions regarding confidentiality, non-disparagement, non-competition and non-solicitation following the Transition Date, the Company will provide Consultant, in addition to the compensation for Consultant’s consulting services, the following severance benefits in accordance with the terms of the Employment Agreement, subject to the effectiveness of this Agreement and Section 14:
          (a) Deferred Compensation. On the Effective Date, the Deferred Compensation Payment (as defined in the Employment Agreement) (as adjusted for investment returns thereon) will immediately vest and be paid to Consultant in accordance with Consultant’s payout election and the terms of the Company’s Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and subject to the terms of this Agreement. For avoidance of doubt, for purposes of the Deferred Compensation Plan, Consultant shall be deemed to have terminated service with the Company on the Transition Date.
          (b) Equity Awards. As of the Effective Date, the Restricted Stock (as defined in the Employment Agreement) will immediately vest and be released from the Company’s repurchase right.
          (c) Signing Bonus. As of the earlier of (i) June 18, 2006, or (ii) the Effective Date, Consultant will have no repayment obligation with respect to the Signing Bonus (as defined in the Employment Agreement).
          (d) Severance Payment. Following the end of the Consulting Term, Consultant will receive a lump sum payment equal to one (1) times his annual Base Salary and Target Bonus (each as defined in the Employment Agreement), each at the level in effect on the Transition Date.
          (e) Benefits. Consultant will receive Company-paid coverage for Consultant and Consultant’s eligible dependents under the Company’s Benefit Plans (as defined in the Employment Agreement) for twelve (12) months following the end of the Consulting Term. Consultant’s rights to continuation of group medical benefits pursuant

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to Part 6 of Title I of the Employee Retirement Income Security Act of 1974 and analogous provisions of the Internal Revenue Code (“COBRA”) shall commence at the end of such 12-month period.
     4. Delayed Payment of Certain Amounts. The Parties acknowledge that Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes accelerated gross income inclusion, interest and additional income taxes (“409A Penalties”) on deferred compensation (as defined under Section 409A) that does not meet certain requirements set forth in Section 409A, and that as of the date this Agreement is executed, final Treasury Regulations have not been promulgated thereunder. Provisions of this Agreement that are or may be deemed to be or to relate to a deferred compensation plan (as defined in Section 409A and the proposed regulations promulgated thereunder to date) have been agreed on between the Parties in good faith reliance on the application of and the guidance contained in IRS Notice 2005-1 and Sections 1.409A-1, -2 and -3 of the proposed Treasury Regulations and the preamble thereto, including the transitional rules thereof, to the facts and circumstances of Consultant’s employment and the termination thereof. Consultant and the Company intend that, from and after the Transition Date, Consultant will not provide substantial services for the Company, and that Consultant will have a “separation from service” from the Company for purposes of Section 409A as of the Transition Date. The Parties agree that it is not intended that 409A Penalties apply to any payment or the provision of any benefit hereunder, and accordingly, the provisions of this Section 4 will apply to any payment or benefit to which 409A Penalties would apply, regardless of whether such payment or benefit is explicitly made subject to this Section 4. Accordingly, the Parties hereby agree that no (i) consulting fees pursuant to Section 2(a), (ii) any compensation that Consultant deferred under the Deferred Compensation Plan or any other non-qualified deferred compensation plan maintained by the Company that was not grandfathered or otherwise exempt from the provisions of Section 409A (it being understood between the Parties that the Deferred Compensation Payment (as defined in the Employment Agreement) and any earnings thereon are grandfathered or otherwise exempt from the provisions of Section 409A), or (iii) severance payments pursuant to Section 3(d), will be paid prior to the date, with respect to any payment, that such payment may be made without being a prohibited distribution under Code Section 409A(a)(2)(B), as mutually determined by the Company and the Consultant, acting in good faith. Upon the expiration of the applicable Code Section 409A(a)(2)(B) deferral period, all payments and benefits deferred pursuant to this Section 4 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Consultant in a lump sum payment, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If delay or postponement of a payment or the provision of a benefit would not avoid the imposition of 409A Penalties, then the Parties agree to cooperate diligently to revise the Agreement in order to preserve insofar as possible the payment or benefit free from 409A Penalties. Notwithstanding the foregoing, Consultant will be responsible for all taxes under Section 409A or any other Section of the Code and any other taxes that would ordinarily be the responsibility of Consultant by law, statute, rule or regulation and the Company in no way will be required to indemnify Consultant for the same.

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     5. Payment of Salary and other Compensation and Benefits. Except for amounts set forth in Sections 2 or 3 that are payable after the Transition Date or that are delayed pursuant to Section 4, on or prior to the Transition Date, the Company shall pay Consultant the amount of any and all accrued but unpaid salary, wages, bonuses, commissions, profit-sharing, accrued but unusued vacation, and reimburseable expenses owed to Consultant as of the Transition Date in connection with his employment prior to the Transition Date.
     6. Non-Competition. Consultant, as a condition to the receipt of the consideration set forth in this Agreement, agrees not to render services for any of the Company’s Competitors (as defined below) during the twenty-four (24) month period following the Transition Date. In the event Consultant engages in Competition (as defined below) within such period, all continuing payments and benefits to which Consultant may otherwise be entitled pursuant to Sections 2 and 3 of this Agreement and/or the Employment Agreement will immediately cease (including Consultant’s ability to exercise any outstanding stock options) and the Company will be entitled to monetary damages (not to exceed the value of the applicable compensation and severance benefits actually paid pursuant to Sections 2 and 3 of this Agreement) or equitable relief in the event of a breach of such covenant.
          For these purposes, the term “Competitor” shall mean any of the following companies: (i) Celestica Inc., (ii) Flextronics International Ltd., (iii) Foxconn Electronics Inc., (iv) Jabil Circuit, Inc., (v) Plexus Corp., and (vi) Sanmina-SCI Corporation. For purposes of this Agreement, Consultant will be deemed to be have engaged in “Competition” if he renders services for any of the Competitors.
     7. Non-Solicitation. During the twenty-four (24) month period following the Transition Date, Consultant, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not, directly or indirectly solicit, induce or encourage any person to leave employment with the Company; or (ii) not directly or indirectly solicit business from any of the Company’s substantial customers and users on behalf of any Competitor (as defined above). In the event Consultant breaches this non-solicitation covenant, all continuing payments and benefits to which Consultant may otherwise be entitled pursuant to Sections 2 and 3 of this Agreement will immediately cease (including Consultant’s ability to exercise any outstanding stock options).
     8. Non-Disparagement. During the twenty-four (24) month period following the Transition Date, (i) Consultant agrees to refrain from any disparagement, defamation, libel or slander of the Company or its products, services, officers, directors, employees, or other representatives, and (ii) the Company (acting through its directors and officers), its directors and officers will not disparage Consultant.
     9. Confidential Information. Consultant shall continue to comply with the terms and conditions of the Proprietary Information Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information. Such information includes, but is not limited to, all customer lists, equipment, records, data,

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notes, reports, proposals, correspondence, specifications, drawings, blueprints, sketches, materials, or other documents or property belonging to the Company.
     10. No Duty to Mitigate. Consultant will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Consultant may receive from any other source reduce any such payment.
     11. Release of Claims. Consultant agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Consultant by the Company and its officers, managers, supervisors, agents and employees. Consultant, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”) from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess arising from any omissions, acts or facts that have occurred up, until, and including the Effective Date of this Agreement, including, without limitation:
          (a) any and all claims relating to or arising from Consultant’s employment relationship with the Company, including Consultant’s termination from the position of Executive Vice President of Worldwide Operations, his transition to the position of consultant, as well as any employment and consultant-related claims arising prior to the Effective Date;
          (b) any and all claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          (c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act,

the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;
          (e) any and all claims for violation of the federal, or any state, constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Consultant as a result of this Agreement; and
          (h) any and all claims for attorneys’ fees and costs.
          Notwithstanding anything contained herein to the contrary, this release does not extend to any obligations under this Agreement, Consultant’s vested account balance under the Solectron 401(k) Retirement Savings Plan, or any right to indemnification or directors and officers liability insurance coverage to which Consultant is otherwise entitled in accordance with the Company’s articles or by-laws.
     12. Acknowledgement of Waiver of Claims Under ADEA. Consultant acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Consultant and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Consultant acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Consultant was already entitled. Consultant further acknowledges that he has been advised by this writing that:
          (a) he should consult with an attorney prior to executing this Agreement;
          (b) he has up to twenty-one (21) days within which to consider this Agreement;
          (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;
          (d) this ADEA waiver shall not be effective until the revocation period has expired; and,
          (e) nothing in this Agreement prevents or precludes Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

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     13. Civil Code Section 1542. Consultant represents that he is not aware of any claims against any of the Releasees. Consultant acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provide as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Consultant, being aware of this code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
     14. Supplemental Release Following End of Consulting Term. Consultant acknowledges and agrees that within two (2) business days following the end of the Consulting Term, he shall execute and deliver a supplemental release in the form attached hereto as Exhibit A reaffirming the releases contained herein and further releasing the Company of any claims that may have arisen between the Transition Date and the end of the Consulting Term. In the event Consultant fails to execute and deliver such release, Consultant agrees that the Company shall have no obligation to provide the consideration set forth in Section 3(d) and (e). All other provisions of this Agreement, however, shall remain in full force and effect.
     15. No Pending or Future Lawsuits. Consultant represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Consultant also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
     16. No Cooperation. Consultant agrees that he will not intentionally act in any manner that would reasonably be expected to damage the business of the Company (it being understood that Consultant engaging in employment with or providing services to other persons or entities that do not violate the provisions of this Agreement, the Employment Agreement and the Proprietary Information Agreement, will not be considered damaging to the Company’s business). Consultant further agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Consultant agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Consultant shall

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decline to provide such counsel or assistance and shall not provide any counsel or assistance, except as required by law.
     17. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties, previously or in connection with this Agreement, shall be construed to be: (a) an admission of the truth or falsity of any claims made, or (b) an admission by either Party of any fault or liability whatsoever to the other Party or to any third party. This Agreement will be given the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.
     18. Breach. Consultant acknowledges and agrees that any material breach of any provision of this Agreement shall entitle the Company immediately to recover any payments under Section 2 and 3 of this Agreement, except for breaches of the covenants set forth in Sections 6 and 7 of this Agreement, which the Company’s recourse for breaches of such covenants will be as set forth in such Sections. The Parties agree and acknowledge that Consultant exercising his rights under Section 12(e) will not be considered a material breach of this Agreement. Consultant shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in enforcing the obligation, including the bringing of any suit to recover the monetary consideration.
     19. Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Agreement.
     20. Arbitration. The Parties agree that, unless otherwise agreed to in a writing signed by the Consultant and the Company’s CEO, any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Consultant’s obligations under this Agreement and the agreements incorporated herein by reference.
     21. Attorney’s Fees. If any action at law or in equity is brought to interpret or enforce the terms of this Agreement, the prevailing party will be entitled to recover its costs and expenses from the other party, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such action, in addition to any other relief to which such prevailing party may be entitled.

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     22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and Consultant’s relationship with the Company after the Transition Date, and, except where otherwise specifically referenced herein, supersedes and replaces any and all prior understandings, negotiations and agreements, written or oral, concerning the subject matter of this Agreement and Consultant’s relationship with the Company after the Transition Date, with the exception of the Proprietary Information Agreement, any plans or agreements relating to Consultant’s equity awards, and the Deferred Compensation Plan.
     23. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.
     24. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.
     25. No Waiver. The failure of either Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     26. Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
     27. Governing Law. This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of California, without regard for choice-of-law provisions.
     28. Effective Date. This Agreement will become effective upon the later of (a) the Transition Date, or (b) provided that it has been signed by both Parties, the date that is seven (7) days following the date Consultant signed the Agreement, unless Consultant has revoked the Agreement pursuant to Section 12(c) above (the “Effective Date”).
     29. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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     30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:
          (a) They have read this Agreement;
          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) They understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) They are fully aware of the legal and binding effect of this Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

CONSULTANT

/s/	Marc Onetto	Date: June 7, 2006

Marc Onetto

SOLECTRON CORPORATION

/s/	Kevin O’Connor	Date: June 7, 2006

Kevin O’Connor
Executive Vice President Human Resources

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EXHIBIT A
SUPPLEMENTAL RELEASE
     The undersigned hereby verifies his renewed agreement to the terms of the Consulting Agreement and General Release dated June 7, 2006 (the “Agreement”), as well as the release and waiver of any and all claims relating to his employment with the Company, including his termination from the position of Executive Vice President of Worldwide Operations, his transition to the position of consultant, as well as any claims arising between the Transition Date and the effective date of this Supplemental Release, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age (in particular, any claim under the Age Discrimination in Employment Act or the Fair Employment and Housing Act), disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. The undersigned further acknowledge that the terms of Sections 5, 11, and 12 of the Agreement shall also apply to this Supplemental Release and are incorporated herein.

MARC ONETTO, an individual
	Date:	,	2006

Marc Onetto

SOLECTRON CORPORATION
	Date:	,	2006

Kevin O’Connor Executive Vice President Human Resources